Exhibit 99.1

Contact:

Cytokinetics, Incorporated

Jodi L. Goldstein

Manager, Corporate Communications and Marketing

(650) 624-3000

CYTOKINETICS ANNOUNCES CHANGES TO ITS BOARD OF DIRECTORS

Resignation of Jim Spudich and Election of Sandy Smith

South San Francisco, CA, March 7, 2012 - Cytokinetics, Incorporated (Nasdaq: CYTK) announced today the resignation of James A. Spudich, Ph.D. from the company’s Board of Directors. Dr. Spudich co-founded the company and has served on the company’s Board since its inception. Contemporaneously with Dr. Spudich’s resignation, the Board has elected Sandford D. Smith to the company’s Board. Both of these changes were effective March 5, 2012.

“We would like to thank Jim for his longstanding dedication and committed service to our Board,” stated Robert I. Blum, Cytokinetics’ President and Chief Executive Officer. “Jim has diligently served the company through both his Board involvements and as a scientific advisor for fourteen years. We are fortunate to have had the benefit of his scientific counsel coupled with his original vision for the company. On behalf of Cytokinetics’ management and our Board, we are especially grateful for his strategic oversight to the maturation of our first-in-class discovery programs into a pipeline of promising drug candidates. We look forward to his continued service to the company as a key scientific advisor.”

Sandford “Sandy” Smith joins the Cytokinetics Board of Directors with over 30 years of commercial, general management and corporate development experience in the biopharmaceutical and pharmaceutical industries. Mr. Smith is currently a Managing Director at Tullis Health Investors (THI), a family of funds focused on investments in emerging biopharmaceutical and other healthcare companies. Prior to joining THI, he served as Executive Vice President of Genzyme Corporation and President of their International Group, overseeing 45 offices around the world, and leading 1,300 employees. During his 15 years at Genzyme, Mr. Smith was responsible for the successful launch of 12 new products in multiple therapeutic categories, including rare genetic disease. From 1986 to 1996, Mr. Smith served as President and Chief Executive Officer and a Director of RepliGen Corporation, a publicly traded biotechnology company. Previously, Mr. Smith spent over ten years with Bristol-Myers Squibb Company where he held a number of general management positions in the international group, including Vice President of Corporate Development and Planning for the U.S. Pharmaceutical and Nutritional Group. Mr. Smith has served as Director on a number of boards of both public and private healthcare companies and currently serves as a Board member of Aegerion Pharmaceuticals and BIO Behavioral Diagnostics Corp, and is a member of the Board of Trustees of Brigham and Women’s Hospital in Boston. Mr. Smith earned his B.Sc. degree from the University of Denver.

“We are pleased to welcome Sandy to Cytokinetics’ Board. His extensive commercial and operational industry experience, particularly in launching products with orphan drug designated indications, will be valuable to our company alongside the advancement of our own drug candidates in late-stage clinical trials.” continued Mr. Blum. “Sandy has worked successfully with senior government health officials, medical key opinion leaders and patient and disease advocacy organizations and has been responsible for regulatory, market access and reimbursement strategies for high growth pharmaceutical businesses. We look forward to having the benefit of his judgment and experience in assisting Cytokinetics’ commercial development strategies.”

About Cytokinetics

Cytokinetics is a clinical-stage biopharmaceutical company focused on the discovery and development of novel small molecule therapeutics that modulate muscle function for the potential treatment of serious diseases and medical conditions. Cytokinetics’ lead drug candidate from its cardiac muscle contractility program, omecamtiv mecarbil, is in Phase II clinical development for the potential treatment of heart failure. Amgen Inc. holds an exclusive license worldwide (excluding Japan) to develop and commercialize omecamtiv mecarbil and related compounds, subject to Cytokinetics’ specified development and commercialization participation rights. Cytokinetics is independently developing CK-2017357, a skeletal muscle activator, as a potential treatment for diseases and conditions associated with aging, muscle wasting or neuromuscular dysfunction. CK-2017357 is currently the subject of a Phase II clinical trials program and has been granted orphan-drug designation by the U.S. Food and Drug Administration and orphan medicinal product designation by the European Medicines Agency for the potential treatment of amyotrophic lateral sclerosis, a debilitating disease of neuromuscular impairment in which CK-2017357 demonstrated potentially clinically relevant pharmacodynamic

Cytokinetics’ Press Announcement

effects in a Phase IIa trial. Cytokinetics is also conducting research of compounds that inhibit smooth muscle contractility and which may be useful as potential treatments for diseases and conditions associated with excessive smooth muscle contraction, such as bronchoconstriction associated with asthma and chronic obstructive pulmonary disorder (COPD). All of these drug candidates and potential drug candidates have arisen from Cytokinetics’ research activities and are directed towards the cytoskeleton. The cytoskeleton is a complex biological infrastructure that plays a fundamental role within every human cell. Additional information about Cytokinetics can be obtained at www.cytokinetics.com.

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). Cytokinetics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Act’s safe harbor for forward-looking statements. Examples of such statements include, but are not limited to the properties and potential benefits of Cytokinetics’ drug candidates and potential drug candidates. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to, potential difficulties or delays in the development, testing, regulatory approval and production of Cytokinetics’ drug candidates and potential drug candidates that could slow or prevent clinical development or product approval, including risks that current and past results of clinical trials or preclinical studies may not be indicative of future clinical trials results and that Cytokinetics’ drug candidates and potential drug candidates may have unexpected adverse side effects or inadequate therapeutic efficacy. For further information regarding these and other risks related to Cytokinetics’ business, investors should consult Cytokinetics’ filings with the Securities and Exchange Commission.

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